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                                                                    EXHIBIT 99.3
Thursday May 31, 9:03 am Eastern Time

Press Release

Odetics Completes $16 Million Financing

Company Issues Secured Note Payable

ANAHEIM, Calif.--(BUSINESS WIRE)--May 31, 2001--Odetics Inc. (Nasdaq:ODETA -
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news; Nasdaq:ODETB - news) today announced that it has completed a $16 million
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financing by issuing a promissory note secured by a deed of trust on its real property.

The promissory note is due in one year, bears annual interest at 10%, and includes stock warrants issued to the investor. The investor received warrants to purchase 426,667 shares of Odetics Class A common stock at an exercise price of $4 per share concurrent with the financing.

During the term of the note, assuming certain prepayment milestones are not met, the investor will receive warrants to purchase up to an additional 426,667 shares of Odetics Class A common stock at an exercise price equal to 110% of the then current market price of Odetics common stock.

If Odetics prepays the note prior to six months following its issuance, up to $1.6 million of the principal amount is convertible, at the investor's option, to Odetics Class A common stock at a conversion price of $4 per share.

Approximately $6 million of the financing was used to retire the pre-existing first trust deed on the company's real property in Anaheim, and the balance of the proceeds will be used to reduce outstanding borrowings on the company's line of credit and for general working capital requirements.

The documents evidencing the transaction will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.

Odetics is engaged in the development of communication and technology companies that may be spun-off to its shareholders. Odetics' companies develop software and hardware-based solutions for the intelligent transportation systems, telecommunications, video security, and television broadcast markets. Odetics headquarters are located in Anaheim with additional operations in Europe and Asia.

Important Notice:

This news release contains statements that may be deemed to be forward looking. These forward-looking statements may include statements about revenue growth, profit margins, the effect of cost-reduction measures, and other statements relating to the operating results of Odetics or its subsidiaries. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, the significant uncertainty of market acceptance of new products by both distributors and end-user customers, unanticipated capital requirements, retention of key personnel, general economic conditions, the inability of the company to execute its strategy including the completion of both private and public equity financings of its subsidiaries, and other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors are strongly encouraged to review the risk factors set forth in the Odetics most recent SEC filings.

Contact:
  Odetics Inc., Anaheim
  Gregory Miner, 714/774-5000
  http://www.odetics.com/
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